UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 5, 2007

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	225 West Wacker Drive Chicago, Illinois	60606
	(Address of principal executive offices)	(Zip Code)

(312) 696-6000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.      Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on February 2, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains forward-looking statements.  These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s other filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2005.  If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this current report on Form 8-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Investor Questions and Answers: January 2007

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to questions received through January 4, 2007. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Market Sizing and Penetration

1.              We need to determine level of market penetration in the U.S/ rest of the world, how much green field is left for current products/services? What are the market sizes/market metrics?

In our Individual segment, we had about 4.8 million registered users on Morningstar.com in the United States as of September 30, 2006. These registered users have access to comprehensive data on individual stocks, mutual funds, and other investments to help them conduct research and track performance. This number includes about 161,000 individuals who subscribe to our paid Premium Membership service on Morningstar.com; in addition, more than 80,000 subscribers purchase our investment newsletters designed for individual investors. Based on the Equity Ownership in America report published by the Investment Company Institute and the Securities Industry Association in 2005, there are approximately 91 million investors in the United States, so the potential market size in the individual market is substantially larger than our current penetration. We believe we have ample opportunities to expand our reach with individual investors both in the United States and in the rest of the world. We recently expanded our presence with individual investors through our acquisition of Aspect Huntley, which offers a widely used series of print and online newsletters for individual investors in Australia.

As of year-end 2005, we had established relationships with more than 130,000 financial advisors in the United States and approximately 55,000 financial advisors in international markets, out of an estimated market size of approximately 700,000 advisors globally. We have a decent level of penetration in the advisor market in the United States, but we believe we have an opportunity to increase our revenue per advisor and continue to expand our reach outside of the United States. We currently offer products for financial advisors in a variety of international markets. For example, we have international versions of Advisor Workstation tailored to markets in Asia, Australia, Canada, and Europe, and we offer a product similar to Principia, our CD-ROM-based software for financial advisors, in Canada.

As of December 31, 2005, we served approximately 750 clients through our Institutional segment, including banks, brokerage firms, insurance companies, mutual fund companies, media outlets, and retirement plan sponsors and providers. We estimate that there are approximately 9,000 financial institutions globally. Our strategy in this area is to expand our existing relationships and continue increasing our reach with new institutional clients. We also plan to continue expanding our international sales efforts. In 2005, approximately 21% of our institutional sales were to clients located outside of the United States—primarily in Australia, Canada, and various countries in Europe. We expect this percentage to continue increasing over time as we continue expanding our global reach with institutional clients.

Quarterly Earnings Results

2.              Review 2 most recent quarterly misses (Q3:05 / Q2:06), were the misses specific to the quarter?

We were pretty happy with our performance, but you’re probably referring to our quarterly earnings falling short of analyst estimates in those two quarters. Our company is unusual because we don’t provide any earnings guidance (quarterly or annual). We’re not comfortable giving management forecasts because they are, by their nature, subjective and could have an effect on a company’s stock price. We prefer to avoid this potential conflict and let our results speak for themselves. We don’t want to create questionable internal incentives to ‘‘make the numbers’’ and possibly encourage our people to make decisions that aren’t in the long-term interest of shareholders. Because of this policy, our performance in any given quarter may or may not match outside estimates.

In addition, we believe in running our company to maximize long-term results, which we define as growth in our intrinsic value. We don’t generally focus a lot of attention on quarter-to-quarter results, which may also cause our results to diverge from outside estimates at times.

Finally, we don’t hold one-on-one meetings with institutional investors and research analysts. Because of this policy and our practice of not providing financial forecasts, our actual results may or may not match the expectations of outside research analysts or other investors in any given period. We hope to attract shareholders with a long-term mindset. Instead of getting caught up in the quarterly performance game, we’re focusing on building the value of our company over many years, which we think is what ultimately makes shareholders happy.

Durability of Growth

3.          Determine durability of growth / length of runway, is deceleration in 2008 real or just conservative estimates?

Again, it sounds like you’re referring to growth estimates from outside research analysts. Because we don’t provide financial forecasts, we won’t comment specifically on our projected performance for 2008. In general terms, however, we believe there are several financial characteristics of our business that are worth taking into account:

•                  We’ve consistently generated revenue growth in the past, with growth driven by expanding into new customer segments, launching new products, and entering international markets. We still see ample opportunities to expand along all three of these paths.

•                  We believe that our business has inherent operating leverage because the variable cost of adding new customers is relatively low.

•                  We believe that Morningstar is a “wide-moat” business because there are many aspects of our business that would be difficult for a competitor to replicate, including a well-known and respected brand name; extensive, hard-to-replicate investment databases; innovative, proprietary research tools; expertise in research, technology, and design; and a large and loyal customer base.

Analyst Coverage on MORN

4.          It appears there are only two sell-side firms that follow the stock. With such a strong brand in the financial services industry, I would think there would be greater interest from this community to write research?  Thoughts?

We try not to take the limited analyst coverage on Morningstar too personally. It actually strikes us as reasonable that the number of analysts covering our company is low because our market capitalization is relatively small, as is our float (the number of shares that are publicly traded in the market). Our chairman and CEO, Joe Mansueto, owns about 70% of our outstanding shares. Moreover, many sell-side firms have been cutting back on their coverage lists in recent years because of cost considerations. As our float increases over time, we might begin to attract more attention from other research firms.

Morningstar Equity Research

5.              Hi, I noticed that WR Hambrecht is now offering access to Morningstar equity research to its brokerage clients. I understand that you cannot go into too many specifics, but I’m curious if the fee Morningstar receives is per brokerage client and if so, how does it compare to the cost of subscription that premium Morningstar members pay?  Also how many brokerage clients does it cover at the present time? Finally, what is the length of the contract?

For competitive reasons, we don’t disclose this information for specific contracts and license agreements. Our equity research pricing is customized for each institutional client based on the level of distribution, the number of securities covered, and the length of the contract.

Acquisitions

6.          First, I wanted to say thanks for the question format - I appreciate it and wish more companies did it this way.

My question is this - since it looks like acquisitions are going to be a major part of your business model, how are we supposed to tell if the prices you pay are logical and whether they end up being a good use of shareholder capital?  For example, in the latest 10- Q it says that you paid $23.5 million for Aspect Huntley but later it also says that “if the acquisition had occurred as of Jan 1, 2005 and 2006 revenue, operating income, net income, and basic and diluted income per share would not have been significantly different from the amounts reported in 2006 and 2005, respectively”.  My dumb question would be - then what did you spend $23 million on?  I see in the Q that you say “We believe this acquisition will significantly expand the breadth and quality of services we can deliver...” but how will we know in future quarters whether this goal is achieved and whether it justifies $23 million?

Thanks for your nice words about our question format. You raise an excellent question regarding measuring the value of acquisitions that can often get overlooked. We try to be highly selective in evaluating potential acquisition candidates. We’re mindful of the potential pitfalls of acquisitions, namely that the assets acquired could fail to generate returns high enough to justify the purchase price.

When we make an acquisition, we don’t necessarily look for deals that cause an immediate increase in quarterly revenue or earnings. In the first year, acquisitions typically contribute less because of integration costs. Even if the acquisition does make a positive contribution in the short term, it’s more difficult for a smaller acquisition to make an impact on our overall results because the total company size is so much larger.

Instead, we look for acquisitions that can add to our company’s intrinsic value over time. We evaluate the potential for an acquisition to add value by performing a discounted cash flow analysis of all of the cash flows we expect from the acquisition over its lifetime. Some of the ways we can create value with an acquisition include letting the acquired company tap into our infrastructure (for example, by leveraging the data processing or general and administrative functions) or by giving the acquired company sales opportunities with a new customer base. It often takes time for these benefits to be fully realized, so we evaluate the ultimate success of an acquisition over a many-year period. We would consider an acquisition successful if it helped us maximize Morningstar’s intrinsic value and generate returns higher than we could have earned by using the cash in other ways, such as paying dividends, investing in internal growth opportunities, or buying back shares. Beginning with our 2006 annual report, we plan to add information on return on invested capital, which we believe will help investors evaluate our success with acquisitions and other investments over time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: January 5, 2007	By:	/s/ Martha Dustin Boudos
	Name:	Martha Dustin Boudos
	Title:	Chief Financial Officer